EXHIBIT 11.1

                              OWEN HEALTHCARE, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (in thousands, except per share data)
                                    Unaudited

                                                THREE MONTHS ENDED MAY 31,         SIX MONTHS ENDED MAY 31,
                                                --------------------------         ------------------------
                                                  1995              1995           1995              1996
                                                --------          --------         ---------        --------
PRIMARY:
 Earnings applicable to Common Stock......      $  1,822          $  3,128         $   3,681        $  6,155
                                                --------          --------         ---------        --------
  Weighted average shares outstanding.....         9,763            17,106             9,790          17,076
  Dilutive effects of stock options.......           820             1,087               805           1,132
                                                --------          --------         ---------        --------
  Common and common equivalent shares.....        10,583            18,193            10,595          18,208
                                                ========          ========         =========        ========
  Earnings per common and common
    equivalent shares.....................      $   0.17          $  0 .17         $    0.35        $   0.34
                                                ========          ========         =========        ========
ASSUMING FULL DILUTION:
  Earnings applicable to Common Stock.....      $  1,822          $  3,128         $   3,681        $  6,155
  Reduction of convertible debt interest
    expense, net of tax and corporate
    bonus effect..........................           100               --                198             --
                                                --------          --------         ---------        --------
  Earnings applicable to Common Stock,
    as adjusted...........................      $  1,922          $  3,128         $   3,879        $  6,155
                                                --------          --------         ---------        --------
  Primary common and common equivalent
    shares................................        10,583            18,193            10,595          18,208
  Additional incremental shares for
    options...............................            36               --                 51             --
  Weighted average shares issuable
    upon conversion of debt...............         2,380               --              2,380             --
                                                --------          --------         ---------        --------
  Weighted average common and common
    equivalent shares outstanding, as
    adjusted..............................        12,999            18,193            13,026          18,208
                                                ========          ========         =========        ========
  Earnings per common and common
    equivalent share......................      $   0.15          $   0.17         $    0.30        $   0.34
                                                ========          ========         =========        ========